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                                                                    EXHIBIT 11.1
                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                                                                 Three Months Ended
                                                                                                        March 31,
                                                                                                     1995         1996
                                                                                                     ----         ----
                Net income available to common shares . . . . . . . . . . . . . . . . . . .     $     571    $     860
                                                                                                 ========     ========


                Weighted average common shares outstanding  . . . . . . . . . . . . . . . .         2,500        4,225

                Dilutive effect of common stock equivalents
                  - stock options   . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --           13
                                                                                                 --------     --------


                Total shares used for earnings per share  . . . . . . . . . . . . . . . . .         2,500        4,238
                                                                                                 ========     ========

                Earnings per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     .23    $     .20
                                                                                                 ========     ========





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